Exhibit 23.2

Consent of Independent Registered Public Accounting Firm.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2020 (except for the effects of the reverse stock split discussed in Note 1, as to which the date is December 18, 2020) in this Registration Statement (Form S-1) and related Prospectus of Histogen Inc. (formerly Conatus Pharmaceuticals Inc.) for the registration of its common stock and common warrants to purchase common stock.

/s/ Ernst & Young LLP

San Diego, California

December 18, 2020